Exhibit 10.1

Description of Executive Cash Bonus Plan

On October 31, 2004, the Board of Directors of Avanex Corporation (the “Company”) adopted and approved an Executive Cash Bonus Plan. Pursuant to the Executive Cash Bonus Plan, certain executive officers of the Company may receive one-time cash bonuses of between 24% to 40% of their base salaries following the satisfaction of certain financial and operating milestones approved by the Board of Directors. The aggregate cash payments that may be paid to executive officers of the Company upon satisfaction of the financial and operating milestones pursuant to the Executive Cash Bonus Plan would be approximately $1.1 million.